EXHIBIT  77G

For the period ending: 03/31/2008

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES

1) Crested Butte Industrial Development Refunding and Improvement Revenue Series 2006B 7.50% due 8/15/2026
         In default: Interest
         Date of default: 3/15/2008
         Default per $1,000: $3,145,000

2)       Ft. Lupton, Colorado Golf Course Revenue Anticipation
         Warrants Series 1996A, 8.50% due 12/15/2015
         In default:  Interest
         Nature of default: District did not make interest payment. Date of default: June 2002
         Default per $1,000 face:  $620,000

3) Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
         In default: Interest
         Date of default: 2/9/2002
         Default per $1,000: $227,347